Exhibit 10.42
(English Translation)
ASSET TRANSFER AGREEMENT
entered into between
China United Telecommunications Corporation Limited
and
China Unicom Corporation Limited
16 November 2007

TABLE OF CONTENTS

Article 1	Definition
Article 2	Transfer of assets
Article 3	Settlement of assets
Article 4	Profits and losses during the period
Article 5	Expenses and taxes
Article 6	Labor arrangements
Article 7	Representations, statements and warranties
Article 8	Conditions precedent
Article 9	Default and compensation
Article 10	Force majeure
Article 11	Information disclosure and confidentiality
Article 12	Survival
Article 13	Resolution of disputes
Article 14	Notification
Article 15	Conflict
Article 16	No assignment
Article 17	Severability
Article 18	No waiver
Article 19	Applicable law
Article 20	Language and copy
Article 21	Appendix of the Agreement
Article 22	Validity of the Agreement
Appendix 1	Introduction on the overall conditions of the Target Assets

ASSET TRANSFER AGREEMENT
This agreement was entered into by the following two parties on 16 November 2007 in Beijing, the People’s Republic of China (“China”):

Transferor:	China United Telecommunications Corporation Limited
(“Transferor” or “Unicom Group”)
Address: Room 615, Tower 3, Henderson Centre,
No. 18, Jianguomen Nei Ave., Beijing
Legal representative: Chang Xiaobing

Transferee:	China Unicom Corporation Limited (“Transferee” or “CUCL”) Address: 12/F, Tower 1, Henderson Centre, No. 18, Jianguomen Nei Ave., Beijing Legal representative: Chang Xiaobing
WHEREAS:
(1)	Unicom Group is a limited liability company established and validly existing according to Chinese law, and operates integrated telecommunications businesses;

(2)	CUCL is a foreign invested enterprise established and validly existing according to Chinese law, China Unicom Limited (“CUL”) holds 100% of its equity;

(3)	CUL is a company established and validly existing according to Hong Kong law, and its shares have been listed in the Stock Exchange of Hong Kong, while its American Depository Receipts have been listed in New York Stock Exchange;

(4)	In order to streamline the management structure of the group and the operational structure of the company, Unicom Group intended to transfer to CUCL, CUCL intended to accept the transfer of the target assets (“the Transfer of Assets”).
In view of the above and for the purposes of the Transfer of Assets, the Parties reached this agreement on the basis of equality and mutual benefit through amicable discussion as follows:
Article 1 Definition
1.1 Unless otherwise specified in the Agreement (including the recitals and Appendix to the Agreement), the following wordings should have the following meanings:

“Transferor” or “Unicom Group”	China United Telecommunications Corporation Limited

“Transferee” or “CUCL”	China Unicom Corporation Limited

“CUL”	China Unicom Limited

“Guizhou Subsidiary”	China United Telecommunications Corporation Limited, Guizhou Branch (including its branches at regional, city and county levels)

“Target Assets”	Various relevant assets, rights and liabilities of Unicom Group, Guizhou Subsidary transferred to CUCL, that means all the assets and interests contained in the asset evaluation report, as well as all the contracts, agreements, certificates, business operation information, documents and files, land use rights and building ownership related to those interests and assets, and all the interests thereunder and all the interests and gains arising from the above assets and interests after the Settlement Date.

“Transfer of Assets”	The act of transfer of the Target Assets by the Transferor to the Transferee under Clause 2.1 of the Agreement

“Asset Transfer Price”	The total amount of cash consideration for the Transfer of Assets agreed under Clause 2.2 of the Agreement

“Settlement Date”	The later of the date when all the conditions precedent to the Transfer of Assets specified in Clause 8.1 of the Agreement are satisfied or the end of the current month when both parties waive in writing within the scope permitted by the applicable law, or any other date otherwise agreed upon by the parties of the Agreement.

“Contracts where the Names have yet been Changed”	The contracts under the definition of Clause 3.2 of the Agreement

1.2 Unless otherwise expressly specified, when the Agreement refers to an article or a clause, that reference should be an article or a clause of the Agreement.
1.3 The use of the wording “including” in the Agreement should be regarded as “including but not limited to”.
1.4 When the Agreement refers to a party to the Agreement or any other agreement or document, this should include the successor or permitted transferee of that party.
1.5 When the Agreement refers to any law or any provisions of any law, these should include the amendment and re-enactment of that law, any provisions of any law substituting it or all the regulations and legal documents promulgated according to it.
1.6 The headings of the articles and Appendix of the Agreement are inserted for convenience of reading and they should not have any effect when this Agreement is interpreted.
Article 2 Transfer of assets
2.1 Pursuant to the terms and conditions of the Agreement, the Transferor agrees to transfer the Target Assets that it holds (for the overall conditions of the Target Assets, please refer to Appendix 1) to the Transferee on the Settlement Date agreed in the Agreement, and the Transferee agrees to accept the transfer of the Target Assets.
2.2 The Transferor and the Transferee agree that RMB880 million shall be paid in cash as consideration (“Asset Transfer Price”) of the Target Assets to be transferred by the Transferor to the Transferee. In addition, the Transferee will assume the relevant liabilities of the Target Assets.
2.3 The Transferor and the Transferee agree that on the following day after the Settlement Date (to be postponed accordingly in case of any statutory holiday), the Transferee will make a lump sum full payment of the Asset Transfer Price to the Transferor by remitting to the bank account specified by the Transferor.
2.4 After the Settlement Date, the Transferee will become the title owner of the Target Assets.
Article 3 Settlement of assets
3.1 On the Settlement Date, unless otherwise specified in the Agreement, the Target Assets will be deemed as legitimately owned by the Transferee; prior to the Settlement Date,

the relevant rights and obligations in respect of the Target Assets and other forms of assets, debts, liabilities and obligations shall be undertook by the Transferor; as of the Settlement Day, the relevant rights and obligations in respect of the Target Assets and other forms of assets, debts, liabilities and obligations shall be undertaken by the Transferee.
3.2 For the purposes of the transfer of the Target Assets, any outstanding contracts/agreements entered into on behalf of Guizhou Subsidiary or its subsidiaries related to the Target Assets and the interests thereof shall be assigned to the Transferee from the Settlement Date and both parties have already entered into agreements and/or letters of consent with the relevant third parties to those contracts/agreements with respect to the change of the party’s name; if there are some of those contracts that the signing parties have not yet agreed to formally change the party’s name (“Contracts where the Names have yet been Changed”) to the name of the Transferee, then in respect of any such Contracts where the Names have yet been Changed, both parties specially agreed as follows:
(1) Starting from the Settlement Date, the rights or obligations, gains or losses under the Contracts where the Names have yet been Changed held by the Transferor shall belong to the Transferee unless otherwise provided in the Agreement. The Transferor agrees that any interests it receives or holds with respect to the Contracts where the Names have yet been Changed are received or held as the trustee of the Transferee and their titles shall belong to the Transferee. The Transferor shall hand over those interests to the Transferee from time to time upon the Transferee’s requests;
(2) The Transferor will strictly follow the Transferee’s orders from time to time to exercise or perform the rights and obligations under the Contracts where the Names have yet been Changed, and shall not amend any Contracts where the Names have yet been Changed or terminate any Contracts where the Names have yet been Changed;
(3) Any reasonable actual expenses incurred by the Transferor when performing the obligations under Item (1) above of this Clause should be compensated by the Transferee, except for those arising from the Transferor’s negligence, faults or other reasons caused by the Transferor;
(4) If it is necessary for the Transferor to exercise the Transferee’s rights under the Contracts where the Names have yet been Changed (including initiating litigation or arbitration or other necessary actions) under the Transferor’s name, then the Transferor should assist the Transferee to exercise those rights under the Transferor’s name;
(5) Both parties shall make their best efforts to complete the procedures of name change of the Contracts where the Names have yet been Changed as soon as possible and/or obtain letters of consent from the other parties to the Contracts where the Names have yet been Changed.
3.3 For any assets included in the Target Assets that require registrations for any transfers (for example vehicles), after the Transferor has completed the delivery (transfer of ownership) on the Settlement Date, the Transferee shall obtain the titles of those assets. The Transferor agrees that it will cooperate with the Transferee to transfer those assets to the Transferee or its local subsidiaries after the Settlement Date.
3.4 For any settlement matters that are not completed on the Settlement Date, both parties agree that they will make their best efforts to complete them as soon as possible. Both parties agree that they will take all measures (including but not limited to signing or causing other people to sign any document, applying and obtaining any approval, consent and permission, handling the registration, recording and filing formalities of the documents related to the procedures) in order to ensure the completion of the settlement. For any related matters not covered by the Agreement, both parties should make amicable discussion and handle them properly.
Article 4 Profits and losses during the period
4.1 Both parties agree that during the period between the valuation basis date to the Settlement Date, profits and losses generated by the Target Assets shall still be owned and undertaken by the Transferor.
4.2 Both parties agree that after the Settlement Date, profits and losses generated by the Target Assets shall be enjoyed and undertaken by the Transferee.
Article 5 Expenses and taxes
Both parties will pay their respective taxes when performing the Transfer of Assets pursuant to Chinese laws, regulations and rules, and the expenses incurred for the discussion, preparation and execution of the Agreement will be jointly borne by both parties.
Article 6 Labor arrangements
6.1 Both parties confirm that in the List of Staff on Record transferred together with the

Target Assets to the Transferee, those staff on record include all senior management officers and ordinary employees.
6.2 Both parties confirm that the labor relationship with all the staff on record related to the Target Assets before the Settlement Date and the social insurance, such as the pension, medical benefits and unemployment insurance, of those staff shall be handled by the Transferor. Starting from the Settlement Date, the labor relationship with all the staff on record related to the Target Assets and the social insurance, such as the pension, medical benefits and unemployment insurance, of such staff shall be assumed by the Transferee.
6.3 Any labor disputes caused by any changes to the employment contracts shall be borne and solved by the Transferor and Transferee together.
Article 7 Representations, statements and warranties
7.1 Each party represents and warrants to each other party, with respect to itself, as follows:
(1) it possesses the legitimate rights and full power and authority to sign the Agreement and perform the obligations under the Agreement and those obligations constitute responsibilities with legal force and legally binding upon it pursuant to the terms of the Agreement;
(2) the performance of the terms of the Agreement will not:
i. violate the stipulations of its company’s incorporation documents and other relevant documents, or violating any laws, regulations or requirements applicable to the company; or
ii. violate any material contracts, agreements, permits or other instruments, or orders, judgments and decrees of courts, government departments and regulatory authorities;
(3) during the process of the Transfer of Assets, and with respect to the satisfaction of the conditions precedent and handling of matters such as the formalities of the transfer and settlement of the assets etc, each party should discuss thoroughly, cooperate closely with and actively support the other party;
(4) that it has signed and handled or will sign and handle all the necessary documents and approvals according to the relevant laws, regulations and requirements and take all necessary actions to ensure the legality and validity of carrying out the Transfer of Assets mentioned in the Agreement;
(5) it will handle by itself or assist the other party to handle together any matters related to the Transfer of Assets according to the requirements of the laws and the stipulations of the Agreement, including but not limited to providing information related to the Transferor, the relevant documents intended to be made and signed, handling the relevant approval and registration formalities etc.
7.2 In addition to Clause 7.1, the Transferor makes the following representations, statements and warranties to the Transferee:
(1) The Transferor is entitled to sell the Target Assets to the Transferee pursuant to Chinese laws;
(2) From the date of the Agreement to the Settlement Date, the Transferor shall operate and manage the Target Assets and its relevant businesses in the normal way and make sure that the Target Assets will not have serious impairment;
(3) The Target Assets are legally owned by the Transferor, and the titles to the Target Assets are clear and legitimate and there is no dispute;
(4) On the Settlement Date, there is no lien, mortgage, security, charge, leasing (including but not limited to finance lease), permission or rights owned by other third parties with respect to the Target Assets; and the Target Assets are not subject to any mortgage or other encumbrance or the rights, conditions, orders, regulations of a third party or other restrictions;
(5) All the staff transferred to the Transferee together with the Target Assets pursuant to the Agreement are sufficient for the Transferee to continue to operate fully and effectively all businesses of the Target Assets in the existing way;
(6) Other than the liabilities incurred in the normal operation of the Target Assets, the Target Assets do not have any other liabilities (including contingent liabilities) on the Settlement Date;
(7) The Transfer and/or the Target Assets have not committed any infringement of a third party’s patent, copyright, proprietary technique, design, trademark, domain name, goodwill or other acts of intellectual property rights protected by law which may cause any material economic losses to the Transferee;
(8) The transfer of the Target Assets from the Transferor to the Transferee pursuant to the Agreement will not constitute a breach of contracts or agreements to which the Transferor is a party or violation of any applicable laws, administrative regulations and rules, nor will this infringe the rights of any third party;
(9) There is no litigation, arbitration, claim or other legal procedure involving the Target Assets which is carried out or pending or threatened to be carried out and which is material or major or may have a material adverse impact on the Transferee’s business operation and/or the Target Assets. There is also no claim demand which may lead to a material adverse impact on the Transferee’s business operation and/or the Target Assets, nor any facts which may lead to those litigation, arbitration, claim or other legal procedure requirements; and
(10) There is no act on the part of the Transferor and/or the Target Assets which seriously violates laws and regulations and may cause any material economic loss to the Transferee or cause any material adverse impact on the business operation of the Target Assets.
7.3 The representations, statements and warranties in Clauses 7.1 and 7.2 above are true, complete and accurate in all aspects, and do not contain any misleading contents in any aspect from the date the Agreement is signed to the Settlement Date.
7.4 The Transferor agrees that if the Transferee and/or its subsidiaries incur, suffer or result in any losses, costs, expenses, claims or other legal responsibilities (including but not limited to legal expenses) attributable to the above-mentioned representations and warranties and any untrue or misleading part of those warranties, it will comply with the Transferee’s demand so that the Transferee and/or its subsidiaries will obtain full, adequate, timely and effective compensation.
7.5 The Transferor agrees that each of the above representations and warranties holds harmless any other terms of the above-mentioned representation and warranties; and the Agreement does not have any provision which may restrict the scope and applicability of any terms of the above-mentioned representation and warranties, unless otherwise expressly provided in the Agreement.
7.6 The Transferor agrees that unless the Transferee signs an expressly and duly authorized written exemption or discharge document, otherwise (1) the completion of the Transfer of Assets, or (2) any investigation on the Target Assets conducted by the Transferee itself or via a third party, (3) the discharge (or non-discharge) of the Agreement by the Transferee, (4) the Transferee has not exercised or delays the exercise of any rights or has not adopted or delays the adoption of remedial measures, or (5) any other events or matters (regardless their nature) should not affect the exercise of the relevant rights and adoption of remedial measures by the Transferee with respect to the Transferor’s breach of any of those representations and warranties, and the individual or partial exercise of any rights or remedial measures should not exclude the exercise of further or other rights or remedial measures. The Transferee’s signing of any written exemption or discharge document does not constitute the Transferee’s waiver of any other rights, power or remedial measures.
7.7 The Transferor agrees that after the completion of all arrangements under the Agreement, the above-mentioned representations and warranties shall continue to be valid.
Article 8 Conditions precedent
8.1 Both parties to the Agreement agree that the conditions precedent of the Transfer of Assets are: the relevant government regulatory authorities, such as the Ministry of Information Industry, the Ministry of Commerce and the State-owned Assets Supervision and Administration Commission of the State Council, approve the transfer of the Target Assets of Guizhou Subsidiary by agreement and the change to CUCL’s business scope and any other matters related to the Transfer of Assets.
8.2 After the Agreement is signed, both parties should make their best efforts to cooperate to satisfy or facilitate the satisfaction of each condition precedent and no party shall carry out any acts which obstruct or restrict the satisfaction of conditions required by Clause 8.1.
Article 9 Default and compensation
9.1 The Transferor hereby undertakes that it will compensate the Transferee according to the Transferee’s demand with respect to the following matters and enable the Transferee to obtain complete, adequate, timely, effective and full compensation any time:
(1) The Transferee has to defend itself from any prosecution, claim, legal litigation, loss, compensation, payment, costs and expenses (including but not limited to professional fees and expenses) due to its acceptance of the Target Assets and any matters that had occurred before the Settlement Date, unless otherwise provided in the Agreement;
(2) From the date of the Agreement to the Settlement Date, in the event that the Transferor holds the Target Assets, any prosecution, claim, legal litigation, loss, compensation, payment, costs and expenses (including but not limited to professional fees and expenses) incurred or suffered as a result of the Transferor’s fault or mistake;
(3) Any prosecution, claim, legal litigation, loss, compensation, payment, costs and expenses (including but not limited to professional fees and expenses) incurred or suffered by the Transferee at any time as a result of any interests, liabilities or responsibilities of the Transferor or its subsidiaries (other than the Transferee and its subsidiaries); and
(4) Any prosecution, claim, legal litigation, loss, compensation, payment, costs and expenses (including but not limited to professional fees and expenses) incurred or suffered by the Transferee at any time as a result of the breach of any stipulations of the Agreement (including but not limited to the above-mentioned warranties) by the Transferor or its subsidiaries (other than the Transferee and its subsidiaries).
9.2 The Transferee hereby undertakes that it shall compensate the Transferor for any actual losses that the Transferor incurs or suffers as a result of the breach of any stipulations of the Agreement by the Transferee.
9.3 Any Party to the Agreement who makes a demand for compensation from the other party pursuant to the Agreement should do so in writing, and should make reasonably detailed explanations of the facts and situation related to that claim.
Article 10 Force majeure
10.1 When any events that cannot be reasonably controlled by any party occur, or any party cannot perform or has to postpone the performance of the obligations stipulated by the Agreement due to the faults and negligence of others, then that party should not be regarded as in breach of the Agreement, and within the proper and reasonable limitation of the situation, the performance of the above-mentioned obligations should be terminated.
10.2 When a party cannot perform its obligations under the Agreement due to any force majeure event, that party should notify the other party in writing within 7 working days after the occurrence of any such force majeure events and both parties should try to mitigate the damage within reasonable scope. If a force majeure event occurs, any party shall not be liable to any damage suffered by the other party, increase in costs or losses caused by the former’s inability of or delay in contract performance due to the force majeure event. This kind of inability or delay in contract performance should not be regarded as breach of the Agreement. The party declaring inability to perform the contract due to a force majeure event should adopt appropriate methods to reduce or eliminate the effects of the force majeure event, and should make efforts to resume performing the obligations affected by such force majeure event within the shortest possible time.
Article 11 Information disclosure and confidentiality
Except for Chinese laws or the laws and Listing Rules of the listing place of CUL or upon the requests of The Stock Exchange of Hong Kong Limited or any other regulatory authorities, any party to the Agreement shall not release or allow any person to make an announcement of the matters related to the Agreement or any ancillary matters of the Agreement without prior written consent of the other party (the consent concerned shall not be withheld without reasonable ground).
Article 12 Survival
After the completion of the Transfer of Assets, the representation, warranties, agreements and compensation set out in the Agreement should remain in force.
Article 13 Resolution of disputes
In case of any disputes related to the interpretation or execution of the Agreement, the parties concerned should make efforts to carry out amicable discussion or conciliation through the representatives appointed by each party for this purpose in order to resolve the disputes concerned. If the parties concerned cannot resolve those disputes with the above-mentioned methods within thirty days after the occurrence of disputes, any party may initiate litigation in a competent People’s Court.
Article 14 Notification
14.1 Any notification required to be served under the Agreement must be made in writing, and must be sent to the place set out in Clause 14.3 of the Agreement or sent to the relevant address or fax number specified by a party to the Agreement to the other party to the Agreement from time to time.

14.2 Any of the above-mentioned notification must be served by hand or sent by registered mail or fax. Any notification which is sent by hand should be regarded as having been received at the time it is served; if it is sent by registered mail, it is regarded as having been received on the date of acknowledgement of receipt; if it is sent by fax, it should be regarded as having been received at the transmission.
14.3 The contact information of the parties of the Agreement is as follows:
China United Telecommunications Corporation Limited

Person to be notified:	Chen Pei
Address:	10/F, No. 133A, Xi Dan Bei Street, Xi Cheng District, Beijing
Zip:	100032
China Unicom Corporation Limited

Person to be notified:	Yang Xiaowei
Address:	10/F, No. 133A, Xi Dan Bei Street, Xi Cheng District, Beijing
Zip:	100032
Article 15 Conflict
Should there be any obvious contradiction between any provisions of the other document related to the Transfer of Assets, the stipulations of the Agreement should be appropriately referred to when interpreting the provisions of that document as far as permitted by Chinese laws.
Article 16 No assignment
Any party shall not assign, or transfer in other methods, or declare assignment of all or any of its rights, interests, responsibilities or obligations under the Agreement without the prior written consent of the other party to the Agreement.
Article 17 Severability
If any one or several provisions under the Agreement is/are void or become(s) illegal or cannot be enforced in any aspect pursuant to any applicable law, the validity, legality and enforceability of the remaining provisions contained in the Agreement shall not be affected or harmed in any form.

Article 18 No waiver
If any party does not exercise, or cannot exercise, or delays in exercising any of its rights, power or remedial actions under the Agreement or granted by the Agreement, this does not constitute that party’s waiver of those or any other rights, power or remedial actions.
Article 19 Applicable law
The Agreement is governed by the laws of the People’s Republic of China, and shall be construed and executed according to the laws of the People’s Republic of China.
Article 20 Language and copy
The Agreement is written in Chinese. There are 6 originals of the Agreement, each party holds 2 originals, the remaining copies are for approval and/or filing by/with the regulatory authority. Each copy of the above-mentioned Agreement shall have the same legal force.
Article 21 Appendix of the Agreement
21.1 The Appendix of the Agreement is an integral part of the Agreement, and has the same legal force as the main text of the Agreement, as if it was incorporated into the main text of the Agreement.
21.2 Amendments of the Appendix of the Agreement or the Appendix of the Agreement may only be made under written agreement, and signed by the legal representatives or authorized representatives of each party with company seals affixed, and subject to various approval required by the incorporating documents of each party.
Article 22 Validity of the Agreement
The Agreement shall take effect after it is signed by the legal representatives or authorized representatives of each party with company seals affixed.
Both parties to the Agreement have caused their authorized representatives to sign the Agreement on the date and in the place indicated at the beginning of this Agreement to evidence faith.
(No main text follows and the next page is the page of signatures.)

(Page of signatures and no main text on this page)
China United Telecommunications Corporation Limited (seal)
((seal and signature))
Legal representative or authorized representative: /s/ Chang Xiaobing
2007.11.16
China Unicom Corporation Limited (seal)
((seal and signature))
Legal representative or authorized representative:/s/ Tong Jilu

Appendix 1 Introduction of the overall conditions of the Target Assets
In the “Asset Valuation Report on the Intended Transfer of the Relevant Asset and Liability Items of its Guizhou Subsidiary of China United Telecommunications Corporation Limited” (Zhong Qi Hua Pin Bao Zi (2007) No. 251) prepared by Beijing China Enterprise Appraisals Company Limited and approved under Guo Zi Chan Quan [2007] No. 1150 “Reply with the Approval Granted to the Asset Valuation Results of the Asset and Liability Items of the Telecommunications Business of its Guizhou Subsidiary by China United Telecommunications Corporation Limited” by State-owned Assets Supervision and Administration Commission, Beijing China Enterprise conducted a valuation on the assets and liabilities of the GSM mobile telecommunications business, as well as the assets and liabilities arising from the business operation of the CDMA mobile telecommunications business of Guizhou Subsidiary by using the asset approach and income approach at the same time, and it used the valuation results of the income approach at the end.
The conclusion of valuation by using the asset approach is: on the premise of continuity, as of the valuation basis date of 31 December 2006, the carrying value of the total assets of the enterprise amounted to RMB1,852.049 million, the total liabilities amounted to RMB1,427.729 million, the net assets amounted to RMB424.3199 million (the carrying values had been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company); after adjustments, the carrying value of the total assets amounted to RMB1,852.049 million, the total liabilities amounted to RMB1,427.729 million, the net assets amounted to RMB424.3199 million; after valuation the total assets amounted to RMB2,022.2532 million, the total liabilities amounted to RMB1,427.729 million, the net assets amounted to RMB594.5241 million, the net assets increased value by RMB170.2042, the value increase rate was 40.11%.

The summarized conditions of the detailed valuation are as per the table below:
(Unit: RMB 10 Thousand)

		Carrying value		Value increased or	Value increase rate
Item	Carrying value	after adjustment	Valuation value	reduced	(%)
	A	B	C	D=C - B	E=(C-B)/B*100%
Current assets	30321.43	30321.43	30716.16	394.73	1.30
Long term investments
Fixed assets	145894.37	145894.37	157896.01	12001.64	8.23
Of which: Buildings	26297.62	26297.62	34031.89	7734.27	29.41
Machinery & equipment	86053.03	86053.03	92466.45	6413.42	7.45
Land
Work in progress	27229.33	27229.33	25973.90	-1255.43	-4.61
Project materials
Intangible assets	944.16	944.16	5262.98	4318.82	457.42
Of which: Land use rights	491.68	491.68	4771.40	4279.72	870.42
Other assets	8044.93	8044.93	8350.17	305.24	3.79
TOTAL ASSETS	185204.90	185204.90	202225.32	17020.42	9.19
Current liabilities	52246.31	52246.31	52246.31	0.00	0.00
Long term liabilities	90526.59	90526.59	90526.59	0.00	0.00

TOTAL LIABILITIES	142772.90	142772.90	142772.90	0.00	0.00

NET ASSETS	42431.99	42431.99	59452.41	17020.42	40.11

The conclusion of valuation by using the income approach is: the net assets amounted to RMB661.7081 million, the net assets increased by RMB237.3882 million, the value increase rate was 55.95%.